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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Ariba, Inc.:

   We hereby consent to the use of our report dated October 16, 2000 included in the Joint Proxy Statement/Prospectus constituting part of this Registration Statement (No. 333-55332) on Form S-4 of Ariba, Inc., relating to the consolidated balance sheets of Ariba, Inc. and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2000 and to the reference to our firm under the heading "Experts" in the Joint Proxy Statement/Prospectus.

                                          /s/ KPMG LLP

Mountain View, California

February 23, 2001